UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2013

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22945 (Commission File Number)	13-3169913 (I.R.S. Employer Identification No.)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01     Entry into a Material Definitive Agreement

On August 30, 2013, Helios and Matheson Analytics Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Memorandum of Understanding dated September 22, 2010 (the “MOU”) pursuant to which Helios and Matheson Information Technology Ltd. (the “Parent”) agreed to provide certain Off-shore Development Centers (“ODCs”) together with technology and management support in running the ODCs and other services by way of human resources and support in technology, client engagement and management. Pursuant to the MOU, the Company furnished a $1 million security deposit to the Parent (the “Security Deposit”) in view of the above-described commitment made by the Parent to capital expenditure and revenue expenses and to secure the Parent’s receivables from the Company. Pursuant to the MOU, the Security Deposit would increase as and when business operations were scaled up.

The Company’s business operations are scaling up and expanding since entering into the MOU; the Company's strategy is to move beyond IT to offer its clients an enhanced suite of services that includes predictive analytics with technology, enriched by data science, at its foundation. Development and implementation of this technology has required an increased amount of capital expenditure, revenue expenses and other services provided to the Company and paid for by the Parent, which have exceeded and are expected to continue to exceed the amounts invoiced by the Parent to the Company from time to time under the MOU. Therefore, the Company and the Parent have entered into the Amendment for the purpose of increasing the amount of the Security Deposit from $1 million to $2 million. The remaining terms and conditions of the MOU remain the same. The additional deposit was paid from the Company's cash on hand.

The foregoing is qualified in its entirety by reference to the Amendment, which is attached as an exhibit to this Current Report, and the MOU, which is attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the Commission on November 15, 2010.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Amendment to Memorandum of Understanding

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2013

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Umesh Ahuja
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment to Memorandum of Understanding